UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                        Commission File Number: 000-51038
                            CUSIP Number: 58404X 10 7

                           NOTIFICATION OF LATE FILING

|X|Form 10-KSB  |_|Form 20-F   |_|Form 11-K   |_|Form 10-QSB    |_|Form N-SAR

For Period Ended:  December 31, 2007


|_|  Transition Report on Form 10-K
|_|  Transition  Report  on Form 20-F
|_|  Transition Report on Form 11-K
|_|  Transition Report on Form 10-Q
|_|  Transition Report on Form N-SAR

For the Transition Period Ended:______________________________________

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.


                                     PART I
                             REGISTRANT INFORMATION

           Full name of registrant: MedaSorb Technologies Corporation
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                           Former name if applicable:

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                Address of principal executive office (Street and
                                    number):
                           7 Deer Park Drive, Suite K

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                            City, state and zip code
                       Monmouth Junction, New Jersey 08852

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

                                     PART II
                             RULE 12b-25(b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;


      (b) The subject annual report, semi-annual report, transition report on Form 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on
|X| or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

         State below in reasonable detail why the Form 10-KSB, 20-F, 11-K, 10-QSB, N-SAR, N-CSR or the transition report portion thereof could not be filed within the prescribed time period.

          The Registrant's Form 10-KSB for the period ended December 31, 2007 could not be filed within the prescribed time period because the Registrant was unable to complete the preparation for filing of Item 1, Financial Statements prior to the close of business on March 31, 2008. Accordingly, the Registrant could not prepare and file the Form 10-KSB without unreasonable effort or expense.

                                     PART IV
                                OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification

                          David Lamadrid (732) 329-8885

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                       |X| Yes    |_|  No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                       |_| Yes    |X|  No

         If  so:  attach  an  explanation  of  the  anticipated   change,   both
narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                        MEDASORB TECHNOLOGIES CORPORATION

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



                March 31, 2008                   /s/ David Lamadrid
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                     Date                David Lamadrid, Chief Financial Officer